Exhibit 10.2
FIGURE TECHNOLOGY SOLUTIONS, INC.

May 14, 2026
Todd Stevens
By email delivery

Re:     Severance & Non-Competition

Dear Todd,
    Reference is made to the Figure Technology Solutions, Inc. 2018 Equity Incentive Plan (as amended and/or restated from time to time, the “2018 Plan”), the Figure Markets Holdings, Inc. 2024 Equity Incentive Plan (as amended and/or restated from time to time, the “2024 Plan”) and the Figure Technology Solutions, Inc. 2025 Incentive Award Plan (as amended and/or restated from time to time, the “2025 Plan”, and together with the 2018 Plan, the 2024 Plan and any successor plans, the “Incentive Plans”). As you know, you have been granted certain equity-based awards under one or more of the Incentive Plans, subject to the terms of the applicable Incentive Plan and an applicable award agreement and may be granted additional equity-based awards in the future. The Company has agreed to modify the terms of your currently outstanding and unvested Equity-Based Awards and provide for the following treatment with respect to any future Equity-Based Awards you may be granted (your “Equity-Based Awards”) as follows.
Notwithstanding the standard vesting schedule of your Equity-Based Awards, in the event that your continuous status as a service provider of the Company (or any subsidiary or affiliate of the Company) is terminated by the Company without Cause (as defined in the 2025 Plan) or if you resign for Good Reason (as defined below), in each case, within twelve (12) months of a Change in Control (as defined in the 2025 Plan), 100% of the unvested portion of any Equity-Based Awards outstanding as of your termination date shall immediately and automatically become fully vested and non-forfeitable (the “Vesting Acceleration”); provided however, that the Vesting Acceleration is subject in all respects to (i) your timely execution of a release of claims in favor of the Company and its affiliates, in form and substance reasonably acceptable to the Company (the “Release”) and such Release becoming effective within sixty (60) days following your termination date, and (ii) your continuous compliance with the terms of this letter agreement and the Release (collectively, the “Release Requirement”).
For purposes of this letter Agreement “Good Reason” means, without your consent and subject to the notice, cure and other requirements set forth below: (i) a material diminution of your base salary, unless such diminution is part of a generalized salary reduction affecting similarly situated employees; provided that a diminution of 10% or less in any one calendar year will not be deemed material; (ii) a material diminution of your authority, duties or responsibilities as an employee relative to such authority, duties or responsibilities in effect immediately prior to such diminution; provided that your authority, duties and responsibilities will not be deemed to be materially reduced if you have reasonably comparable authority, duties and responsibilities as an employee with respect to the Company’s business following a Change of Control, regardless of any change in title or whether you subsequently provide services to a subsidiary, affiliate, business unit, division or otherwise; (iii) a material change in the principal geographic location at which you must perform services for the Company (your relocation to a facility or a location that would not increase your one-way commute distance by more than 35 miles from your then principal residence shall not be considered a material change in geographic location); or (iv) a material breach by the Company of the agreement under which you provide services to the Company.
Additionally, in the event that your service is terminated by the Company without Cause and you comply with the Release Requirement, you shall receive twelve (12) months of continued payment of your base salary (as in effect on your date of termination), less applicable tax withholding, (the “Severance Payments”) beginning on your termination date; provided that no such payment will be made until the sixtieth (60th) day following your termination date (with any accumulated amounts being paid on such sixtieth (60th) day.

In exchange for your right to the Vesting Acceleration and the Severance Payments, you hereby agree that during the course of your employment with the Company and for a period of twelve (12) months immediately following the termination of your service relationship with the Company, whether you resign voluntarily or are terminated by the Company involuntarily, you will not, without the prior written consent of the Company, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate yourself with, any business whose business, products or operations are in any respect involved in the Covered Business (as defined below). The foregoing covenant shall cover your activities in every part of the Territory (as defined below). Should you obtain other employment during your employment with the Company or within twelve (12) months immediately following the termination of your service relationship with the Company, you agree to provide written notification to the Company as to the name and address of your new employer, the position that you expect to hold, and a general description of your duties and responsibilities, at least three (3) business days prior to starting such employment.
For the purposes of this letter agreement, “Covered Business” means any business in which the Company is engaged or in which the Company has plans to be engaged, or any service that the Company provides or has plans to provide.
For purposes of this letter agreement, “Territory” means (i) all counties in the state or commonwealth in which you perform services for the Company at the commencement of your employment with the Company; (ii) all other states of the United States of America in which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of your relationship with the Company; and (iii) any other countries from which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of your relationship with the Company.
This letter agreement is not intended to and does not change in any way the at-will nature of your employment and may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. This letter agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. You may not assign, transfer, alienate, sell, pledge or encumber, whether voluntarily, involuntarily or by operation of law, any of your rights under this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflict of law principles. This letter agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto. This letter agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A .pdf or other electronic signature shall be deemed to be and have the effect of an original signature.
Please indicate your acknowledgement of, and agreement with, the foregoing by countersigning this letter in the space provided below and returning the same via email to Ronald Chillemi at the Company at rchillemi@figure.com.

Sincerely,

FIGURE TECHNOLOGY SOLUTIONS, INC.

By:     /s/ Ronald Chillemi
Name:     Ronald Chillemi
Title:     Chief Legal Officer

Agreed and Accepted
/s/ Todd Stevens
Todd Stevens